Exhibit 99.2

COMSovereign Holding Corp.

Third Quarter 2021 Earnings Conference Call

November 15, 2021

C O R P O R A T E      P A R T I C I P A N T S

Steve Gersten, Director-Investor Relations

Daniel Hodges, Chairman and Chief Executive Officer

Fran Jandjel, Chief Financial Officer

C O N F E R E N C E      C A L L      P A R T I C I P A N T S

Theodore O’Neill, Litchfield Hills Research

Jeff Rubin, JCR Trading Corporation

David Lavigne, Trickle Research

Larry Holub, Holub Family Offices

P R E S E N T A T I O N

Operator

Good afternoon and welcome to COMSovereign Third Quarter Earnings Conference Call.

All participants will be in a listen-only mode. After today's presentation, there will be an opportunity to ask questions. Please note, this event is being recorded.

I would now like to turn the conference over to Steve Gersten, Director of Investor relations. Please go ahead.

Steve Gersten

Good afternoon, everyone, and welcome to COMSovereign Holding Corp's 2021 Third Quarter Earnings Call. My name is Steve Gersten and I'm the Director of Investor Relations for COMSovereign. Joining us today is Daniel Hodges, Chairman and CEO, and Fran Jandjel, Chief Financial Officer, both of whom will provide prepared remarks and then we will open the call up for questions.

Before we begin, I'd like to remind everyone that certain statements made during this call that are not historical facts, but are forward-looking statements that reflect Management's current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. The forward-looking statements contained in this call are made as of the date of this call and the Company disclaims any intention or obligation other than imposed by law to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We encourage you to review our publicly filed documents, including our SEC filings, news releases, and website for more information about the Company.

With that, I'll turn the call over to Dan.

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Daniel Hodges

Thanks, Steve. Good afternoon, everyone. Welcome to third quarter 2021 conference call. For today's call, I'm going to make a few brief opening remarks and then turn the call over to Fran, our CFO, who will run through the third quarter financial highlights. We'll try to keep it clear, concise, and pertinent. After Fran's presentation, I'll discuss what we as a Company are doing to address the ongoing supply chain and chip shortage issues that are impacting not just our industry, but across the nation, and highlight a number of important developments occurring in the business. After that, we'll open the call for Q&A. Should you have any questions after this call or if you don’t already receive our news release and SEC filings, please contact Steve Gersten. He'll put you on the list.

Broadly looking at third quarter's financial results as we see significant increases in year-over-year revenue and a continued upswing sequentially with higher margins, the results are shy of the expectations due to ongoing global supply chain disruption, chip shortages, and lingering impact of COVID. These are the same worldwide challenges facing nearly every business today. Additionally, third quarter performance was impacted by the delay on two significant government contract awards which have shifted to the right. Indications are we did not lose those awards. They've simply experienced a short delay before contracts.

Based on current trends, our production capacity, supply parts, and on hand inventory, we now believe we're positioned to grow our top line results by 75% in 2021 versus full year over 2020. After Fran speaks, I'll touch on our proactive approach to addressing supply chain issues, as I said, including good investments in inventory and employing our internal capabilities to redesign some of the radio products to lessen or eliminate the impacts plaguing our peers. Through these actions, we're confident we can deliver improved results in this quarter, as we already are experiencing, and throughout 2022.

With that, I’ll turn it over to the CFO, Fran Jandjel.

Fran Jandjel

Thanks for the introduction, Dan. Beginning with an overview of the income statement, for the three months ended September 30, 2021, total revenues were approximately $4.1 million, driven by sales in our Global Telecom unit, led by Fastback, DragonWave-X, and VNC, with contributions from Sovereign Plastics. This compares to $2 million in 2020, representing an improvement over 100% versus a year ago. This is also up sequentially from $3.6 million reported in Q2 2021, a 15% increase.

As Dan previously communicated, revenue growth has been impacted by several factors, in particular, the continued shortage of key components and tight supply chain conditions, especially related to DragonWave-X. Production at Fastback has resumed and we are successfully addressing part constraints.

Gross profit for the three months ended September 30, 2021 stood at approximately $2.3 million, representing a gross margin of 55%. This is up significantly from a gross margin of 48% recorded a year ago, and a sequential improvement from 50% recorded in the second quarter of this year. This improvement was due to product mix, the contribution of services revenue, and increased manufacturing efficiency at Sovereign Plastics. Looking ahead, we believe this level of growth margin is sustainable and it's quite high in contrast to our competitors.

Operating expenses in the quarter increased to approximately $12.7 million, up from approximately $7.9 million reported a year ago. This was expected due to the expanded size of the business, including five acquisitions.

Increases in R&D expenses reflect ongoing technology advancements as well as supply chain related reengineering activities. Third quarter 2021 expenses were slightly down from second quarter 2021 expense levels, which we believe represented a high watermark this year.

As part of ongoing integration activities in our three core business units, Global Telecom, Sky Sovereign, and Power Supplies, we have implemented a number of business process improvements, staff realignment, and cost-cutting programs we believe will reduce total operating expenses already underway in the current quarter.

Looking at our balance sheet, as of September the 30, 2021, the Company ended the quarter with $2.9 million in cash and approximately $10.8 million invested in inventory and $6.7 million in prepaid expenses. This significant increase was planned and reflects inventory builds to meet customer demands, primarily for radios and related hardware for the remainder of the year and into 2022.

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As noted in the earnings press release earlier today, in October, the Company completed an offering of 9.25 Series A preferred stock, raising $8 million in gross proceeds. Following this transaction, the Company paid down $2.75 million in outstanding debt.

At this point, I will now turn the call back over to Dan.

Daniel Hodges

Thanks, Fran. Fran is not only the best CFO I've ever worked with today, folks, but you've just got to love that British lilt. It's a bonus on top of everything. Let me start by discussing the current macro environment of supply chain and chip shortages, and more importantly, what are we doing about it.

First, as others in our industry have already reported, supply chain disruptions and chip shortages are having a major impact on their ability to source parts and manufacturing for their telecom products. This also means that the end customers, including network operators, will have challenges implementing their network upgrades and may face inventory shortages when it comes to maintaining their networks, should a radio link go down.

The scarcity is creating unique demand opportunities though, for companies with flexible U.S.-based production and design capability like COMSovereign, and for the basics of supply and demand, as all of us know from first quarter college courses, limited supply equals price elevations, not just in components, but in products as well. Most of our competitors have raised prices by 20% or more. We've increased pricing as well, less though, making demand for our systems even higher.

Due to our agility, we can redesign our radio products down to the board level to eliminate troublesome components and we are doing just that. Using our internal topnotch radio engineering team, we've already begun redesigning certain elements of our products to eliminate many of these component and chip issues that the broader market is suffering with.

Against this backdrop, I'm proud that our team's been able to produce significant year-over-year and sequential growth revenue with higher margin, amongst the highest in the industry, but our entire team recognizes there's more to be done. That brings me to my second point.

As we've said in past calls, we have been aggressively investing in parts and components since early this year, as we anticipated our needs ahead of planned production increases. This investment follows our clearly defined approach to supply chain management, which includes leveraging our tier one and two contract manufacturers while standing up in-house manufacturing capabilities, leveraging our direct relationships with U.S. component suppliers, and leveraging our direct relationships with oversea compilers of integrated circuits. While this investment has required significant cash, as you can see on our balance sheet, it has provided us with a cushion that we're converting into product revenue.

While we're not quite where we want to be with all of our products in terms of securing every part needed to support this increased production, we're in a much better position now to control product costs. We have either identified additional component sources or have begun the re-engineering activities I just mentioned to design out what we can't readily procure.

Third, as a team, we're focused and committed to improving our operating results, in particular, taking costs out of the business through continued integration of our operations into three units, Global Telecom, Sky Sovereign, and Power Supplies. Our integration activities, combined with our ability to maintain industry leading gross margins, and supported by increasing revenue levels, such as those now occurring in the fourth quarter, are critical factors in our ability to get the business to a positive EBITDA level during the first quarter of 2022.

In terms of generating additional cash for operations, we plan to monetize several of our assets in the near term to meaningfully bolster our cash reserves without having to issue common shares. I expect to give you all more detail on these efforts in the days ahead and I think the market will be very pleased to start seeing the positive effects of our disciplined strategy that we've maintained to this day.

Let me now recap just a few of the milestones of the third quarter. We announced the resumption of volume production at Fastback as we commenced initial shipments under a multiyear master supply agreement with a tier one mobile provider. I'm pleased to note that deliveries under these POs expected to be completed at the end of the year are now proceeding ahead of schedule and we'll have shipped all of them by the end of this month to that single customer. Our team has been working with various units within the customer to expand purchases under the existing multi-year master vendor agreement in line with the increased production capacity we now have in place.

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We announced the closing as well of our acquisition of SAGUNA and its innovative 5G mobile edge computing software. As we've said in the past and repeat now, and I can't give enough significance to this, edge compute is perhaps the most important, fundamental technology required for 5G to operate as expected. To date, SAGUNA is already powering the fastest 5G network on the planet and has a series of development deployments underway with major enterprises and operators worldwide.

You may have recently seen a press announcement from StarHub and SAGUNA's strategic partner, Hewlett-Packard, who have launched a new solution called StarHub 5G, multi access, edge computing. Powered by SAGUNA's vEdge+, Hewlett-Packard and StarHub are helping enterprise and government clients move time-critical workloads near to the source or wherever customers require this ultra-low latency performance. This is just one example of a number of programs with top global communication providers where SAGUNA and its Mac technology are playing a critical role in the capabilities of forthcoming 5G systems. I expect to report more in the months ahead. Please, research it for yourself. I think you'll see the value proposition has orders of magnitude greater than you expect.

At DragonWave-X, we announced a North American launch of the Extend Multi-Gig E-Band Solution with our partner Siklu, one of the world's leading providers of E-band radio hardware. Extend combines DragonWave-X's Harmony product, the industry's highest power packet microwave technology, with the market leading performance of Siklu's Etherhaul E-band radios. With Extend, we have introduced a single solution designed to deliver long range, ultra-high capacity, cost effective, and ultra-reliable wireless connectivity.

This unique solution is ideal for mobile network operators, world broadband and wireless internet service providers. Public safety organizations, as well as city, state, and local municipalities, also benefit firsthand. This launch followed a series of customer and distribution channel presentations and webinars conducted earlier this year.

In our Drone business, Sky Sovereign, we held a series of over 10 live flight demonstrations of the HoverMast tethered drone system for members of state and federal government, national security, law enforcement, and first responders throughout late summer and into October. These demos occurred both at the Tucson facility and in the field along the Southern border and in the DC capital area. Response to these demos was stunning, highlighting the unique capabilities of the HoverMast to those in attendance. We have 15 plus follow-up demos back in the capital area in the very near future.

Now for some recent business updates. In the Global Telecom unit, the Fastback team's finishing up works on the remaining links under that $8.7 million PO for the tier one and we're focused on securing the next set as I said. We have several large new telecom customers, (inaudible) demand has been enormous and even some niche ones, including hospitality industry customers like the Switzerland Inn.

At DragonWave-X, we are working with numerous new customers, including a new tier one operator, who is wrapping up in the field testing of our radios. We're working on initiating POs now with them.

We also delivered our 5G Open -RAN system to the National Institute of Standards and Technology. Engineers at NIS will work with COMSovereign to evaluate and demonstrate the applicability of converged 5G and MEC systems and use cases for mission critical public safety and other programs utilizing our standalone 5G system that includes both core and radio technology, as well as our SAGUNA advanced mobile edge compute components.

At RF Engineering, we entered the IPTV market with a new Set Top Box replacement called Symphony Allegro; think Boku, or many of the others. After receiving Google's Android TV Operator Tier Certification, a qualification reserved for only a select number of providers, we are now preparing to bring this customized solution to large potential customers, including communication service providers such as cable and fiber network operators, digital content owners, and large hospitality and residential facility owners.

At Sky Sovereign, the highlights include the work on several domestic and international sales opportunities, including foreign programs in Israel, Eastern Europe, and in Asia, in addition to the U.S. where we are waiting acceptance of a proposal for a significant multi-year service agreement.

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At Drone, we're working on a number of additional programs for our WASP, tethered aerostat system, with both military and Homeland agencies. We're optimistic about the closing of those two delayed awards I mentioned earlier, and I believe they will happen very soon.

Our vision has entered into several teaming agreements and is in late stage negotiations for new product design and deliveries ranging from a large international environmental sensor and government programs, including a sizable contract of record. We expect to announce developments on these efforts again shortly.

In our Power Systems business, with production underway on the 120 and 108 batteries, sales and marketing activities are quite well underway, targeting verticals, including consumer on and off road, as well as commercial fleets.

We're also near production of the 130 T heavy duty system designed for EV Marine and over-the-road transportation applications, and have begun discussions with potential international licensors of this battery technology, both to produce and to accept and distribute.

Finally, in our R&D and technology efforts, at Lextrum, we have completed over the air testing of the In-Band Full-Duplex technology, the better than expected results of which have confirmed that the technology delivers roughly double the efficiency of wireless signals. We are now ready to be in sales and licensing at the first phase of this technology, which is a standalone, electronically, reconfigurable antenna system. We're excited about this one because it enables some wireless network operators to quickly benefit from Lextrum's IBFD technology with up to a hundred percent increase in simultaneous bandwidth without having to replace the radio hardware.

This kind of capability will be critical to the success of 5G systems such as integrated access and backhaul, and will allow operators to begin reaping the investment of the billions of dollars in spectrum they own. We expect to announce the introduction of this new product later this month. Additionally, a white paper, entitled In-Band Full-Duplex Communications, using a novel adaptive reconfigurable antenna, detailing the over the air testing and the electronically antenna configured technologies, it's been submitted to GOMacTech 2022. That’s scheduled for March 21, where we look to have the opportunity of presenting more of this detail on signing up with potential military and government customers. We believe that Lextrum is a uniquely valuable technology, a key differentiator in the marketplace, and is an integral part of our product roadmap, as we commercialize our next generation of 5G radios, including Polaris G2, scheduled for introduction in the next few quarters.

VEO continues to advance development of its novel Silicon photonics technology, completing additional tape outs in production of the semiconductor designs. It was also recently awarded a critical new patent grant we believe is a quantum leap forward in Silicon photonics technology.

At this point, I'd like to open the call for any questions. Operator?

Operator

The next question comes from Theodore O'Neill from Lichfield Hills Research. Please go ahead.

Theodore O’Neill

Thank you very much. In Fran’s remarks, you said that you were seeing key component shortages, especially, and I couldn't make out what that component was. Would you mind repeating it?

Daniel Hodges

No. I don't think, Theodore, that I named a specific component, but I can tell you there are a couple of amplifiers and there's another one made by Qualcomm, very difficult to find. In some cases, what we're seeing is, for instance, today, we were quoted $100 for a part that a year ago was $0.70. We're not going to do that. We're designing out the parts and when we design out a part, which it's difficult to do and get done in a short period of time, but we are very agile team. What we do is we run through and design, at the board level, we pull the part, we look very carefully across the landscape of components worldwide, we select several that may or may not work, we take those, we put them into the board level, with a fairly, high assurance that it will work, and then we'd have to test it. We test it across a wide range of conditions.

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Once that's done, we then go ahead and produce that board, put it into the radio set, and then test the radio set. We can do that in a very minimal time period where others cannot. I think that's definitely a kudo to our engineering team led by Dustin McIntyre and Bud Patterson. I hope that answers that.

Theodore O'Neill

Okay. I thought Fran mentioned something specifically, but I was going to ask about if there were price increases that you just wouldn't cotton. Two more questions. One is, can you give us an idea what revenue would've been if you hadn't had supply chain issues in the quarter? Are you still seeing these same issues here in Q4?

Daniel Hodges

Sure. First question is, what would we have had? I think we would've had somewhere on the order of $15 million to $17 million total. It could have been as low as $11 million and it was dependent on some of those contracts that I mentioned. There were a couple military contracts that were sizeable that would have done a prepay, if you will, an earned amount, which is calculable as revenue. I do believe, not only have those shifted roughly maybe a quarter to the right, but we have seen additional opportunities come in, which we thought we would have, and they're starting to produce now this quarter. We think, again, this quarter is extremely significant. We do still see some of the impingements, but we've flexed left and right, I guess you could say, to try and push those negative impactors out of the way.

We will still see some issues with supply chain and some of the components, but we're designing those out as fast as we can, and we're seeing a quick turnaround time. It will impact us. I think it'll impact the broader markets clear through May or June of next year before the supply actually comes back to meet demand. I say that based off of some optics we have into other production facilities that are working furiously around the clock to ameliorate these impacts, but that's my response. Thank you.

Theodore O'Neill

All right. Thanks very much.

Operator

The next question comes from Jeff Rubin of JCR Trading Corporation. Please go ahead.

Jeff Rubin

Hi, guys. Thanks for taking my call. Great job on navigating in these challenging business times. My question is, can you go a little bit more details about the ways you were exploring to raise cash without issuing any additional shares?

Daniel Hodges

Yes, sure, kind of. I can only comment, there are several assets in the business, some inventory and some others, we believe we can monetize in the near future. By the near future, I mean immediately. There are the potential of spinning out a couple of the units we acquired to fill strategic holes, if you will, and again, you've heard me say in the past, do we want to do this organically or do we do it via acquisition?

Well, some of these via acquisition that we've done might not have an otherwise direct impact on telecom. We believe that there were certain aspects of those units that did. You probably will see in the coming six months a couple of the units that we're going to spin out or let go of, but we keep the exclusivity of those components that we acquired them for in the first place. If they have an applicability to telecom that is critical, which we believe they did, but they have a broader market that is not related to telecom, those are the ones you could probably expect to see some spinning out of those.

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That's all been part of our strategy from day one. As we spin those out, A, we get a lot of cash back in, and we retain exclusivity on what it is we bought them for, and that's the important part. Furthermore, we're working with industry partners on a few programs, which we believe will allow us to not only extract value from the inventory, but allow us to tap existing partner inventories as well to bolster our sales pipeline. I hope that answers that.

Jeff Rubin

Great. Thank you.

Operator

The next question comes from David Lavigne of Trickle Research. Please go ahead.

David Lavigne

Hi, all. I just want to make sure that I understand. The supply chain issues are largely on the telecom side. Did those impact any of the Drone business?

Daniel Hodges

Yes. For instance, in Sky Sapience, the motors that we have on our quad rotors, those run sometimes between 2400, 2700 volts. They're a very specific motor and the windings of which were custom designed by our own teams. It's been difficult, for instance, to procure those so we're having to buy, I guess you could say, inventory of those ahead of what we expect sales to be, but we've got to buy them now because they're longer lead time.

Do they impact the business? Well, yes, of course. Are they going to prevent the business or the sales? No, not in the least. It's just a matter of proper planning ahead of time. Where you could have gotten components in 60 days, sometimes they're six months out now. We have to have to purchase them ahead of time or put money down on them and commit to them, and that's what we're doing. Other than Telecom, there are a few sticklers, but we are dealing with those, we believe, in adequate fashion.

David Lavigne

On the Drone side as well, and I think, obviously, with respect to delayed rewards, I suppose that that probably has to do with the chaos on the Southern border without wading into that. Has that been the essence of the delayed rewards? What I'm also wondering is, initially, I envisioned you selling drones into the telecom space in terms of maybe temporary towers and those kind of things. Is that still something that is out there maybe more than just conceptually? Are there things going on that suggests that you'll sell drones into that space as well? I get the government thing is hard to get your arms around in terms of timing and so on and so forth, but I'm wondering what the drone business looks like in the telecom space.

Daniel Hodges

Yes. Let me address that in terms of two areas. Number one, in the idea of selling a drone, let's just take an example. If you sell a drone, again, I'm using hypothetical crazy number, you sell a drone for $5, or you could run a three-year program on a leasing basis where you retain ownership of the drone, you operate the thing on a lease, you can make that lease $17 or $18 over a 36-month period with set number of hours. When you go over that, you charge more. That is a far, far better business model for us. That actually is what's being demanded right now by several customers. We are scrambling fast to put together these systems and these types of arrangements that we can deliver to customers and start the operations for them immediately.

Now, the second part of that question on telecom, yes, absolutely. We're working with a single customer right now that's fairly advanced and we are actually have a (inaudible) on our new upgraded, I guess you could say, Featherlight radio system. The Featherlight is a 4G and 5G system that you, if you look on the website, you can see what it is, made by VNC. We actually can mount that up top. If it's 4G, we mount it at the base. If it's 5G and using antenna, but it actually—we do have fiber optic in that tether. It is immune to RF interference. We have a GPS denied environment capability up at the airborne unit. It's a very unique capability that you don't see much from others. There are other tethered systems, but nothing is like this HoverMast. It's like an aircraft as compared to a model. It's incredibly different and that's why the government is so interested in it and why even some of the tier one telecoms are going, wow, I guess we undershot that one. Maybe we should look at this HoverMast because it's really what we need.

Yes, to answer your question more succinctly, we are working with that and we expect some good sales into that.

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David Lavigne

That's helpful on a number of levels. Let me, if I could just ask one more question. I was a little confused because you brought this up actually at our conference and I haven't quite wrapped my head around it. I'm wondering if you could just provide a little clarity. It sounds to me like you're saying that one of the ways you intend to address the supply chain issues is to potentially produce some of the items that you are having trouble in the supply chain procuring, produce them yourself. Do I have that right or am I not understanding that properly?

Daniel Hodges

No, you got that wrong. We're not going to produce silicon chips or try to compete with Qualcomm, Intel, TSMC, all the others. We're not going to get into that. What I'm saying is we're actually designing out those hard to find parts and we're designing in easy to find parts that are more reasonable. I'm not going to pay $100 for a $0.70 part, and though my revenues would be really high, I'd sell a unit for $10,000, but we'd make a minus $5,000. We're just not going to do that. We are designing out those components quickly, testing them, making sure that the equipment still functions as good or better than it did before. That's what I mean by we are producing a different way of doing that and dealing with the supply chain that we don't see others quite able to do because they're not quite as agile.

David Lavigne

Any of those components, components that you’ve been able to develop internally?

Daniel Hodges

No, there are ways of dealing with—when you get transforms in the middle of silicon and they're very simple, there are other ways of dealing by not going to that level. Well, I'm starting to get into intellectual property. I won't do it on the phone, David, but we're not designing components. We are designing new systems, new board level capabilities that design out those difficult components and design in new ones. We're not producing the components, but they're readily available ones.

David Lavigne

That makes more sense. That’s helpful. Thank you.

Operator

The next question comes from Lee (phon) (Inaudible) of Hammock Investments. Please go ahead.

Male Speaker

Hi. I think you said, if I got it right, that you're looking to be EBITDA positive in early '22. Can you go over some of the specifics of how you think you're going to get there?

Daniel Hodges

Yes. Thanks. The question is, EBITDA positive, how am I going to get there? How am I going to achieve it? Well, as we noted in our remarks, we continue to implement this companywide cost cutting effort and that's normal. When you aggregate 15 businesses, there's going to be a lot of redundancies and overlap, and that just is a waste. We are continuing to integrate these activities, trim things down, consolidate our business, which we've done into three main units, Global Telecom, Sky Sovereign, and Power Supplies. These efforts, along with the higher sale levels that we're looking at that are already underway this quarter, along with the high expected margins, our internal projections for the significant top line growth in 2022 is quite reasonable and easily foreseeable.

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From my point of view, obviously, there are things I can say and I can't say. From my point of view, this is one of those, well, duh, of course, things, but I understand, I can't necessarily convey to you every view that I have. A, it hampers our competitiveness, and B, I'm not allowed to. All I can say is it's reasonable and foreseeable based on both the cost cutting efforts, the higher sales, and the higher margins. It's just a natural evolution.

Male Speaker

Okay. Thanks.

Daniel Hodges

Thank you. We’ll take maybe one more.

Operator

Sure. The next question comes from Larry Holub of Holub Family Offices. Please go ahead.

Larry Holub

Hi, Dan. My question is, if supply chain and logistics issues continue through 2022 or get worse, do you believe you can still support a sequential growth?

Daniel Hodges

As I see it today, absolutely, yes. As I noted earlier, and as echoed by most suppliers and vendors in our industry, the supply chain disruption has gotten worse than expected, and the supply and pricing of key components has gotten worse. In our case, we've been addressing those issues through our previous investments in inventory, as well as this redesigning products to eliminate our reliance on these really hard to find or expensive parts.

Through the redesign efforts, actions we're pursuing with distribution sales partners and the new products we're expected to launch, and SAGUNA's income, which we're going to commercialize several projects next year, just watch the news on those things. It's a very unique business model. We believe there's going to be adequate sales growth, adequate inventory, to support the continued growth, as we say, into 2022. I think, again, towards the latter half of 2022, you'll see an easing of the supply issues. I think it'll be an issue for—everybody else says we're going to be done in May. I think it's going to lighten up considerably in May and in June. For those who have planned ahead, I think it's going to be minimal impact, but I think it's still going to be an impact to the larger market through the end of next year.

Larry Holub

Great. Thank you.

Operator

This concludes the question-and-answer session. I would like to turn the conference back over to Mr. Hodges for closing remarks.

Daniel Hodges

All right. You've probably heard enough of me, but I'm going to conclude today's calls with just a summary, a few remarks. From the top line performance point of view, at the end of the third quarter, we're not where I wanted to be due to the supply chain, but based on production capacity and the supply parts and on-hand inventory, and the drum I've been beating about redesign, I believe we're well positioned, very well positioned, to grow the top line results by approximately 75% or more this year, over the $9.4 million reported for the full year 2020. The explosive performance predicted has merely slid into the right a bit and we're starting to experience that already this quarter.

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To repeat, as a team, we are laser focused and committed to improving Op results, in particular, taking costs out of the business, through the continued integration of ops and continuing to turn line up in production to meet the overwhelming demand. We believe these will have a positive, very positive impact on the business, which will show up in our results from the current quarter.

We have a strategic approach to maximizing the cash available in the business to support our continued growth and we intend to do this, as I said, as we've committed to do in the past, without diluting common stockholders. From a product and technology perspective, we've made significant progress over the business.

Over the next few months, we plan on introducing new hardware and software offerings, as well as anticipate adding to our growing list of new partnerships in both commercial and government (phon) markets.

In summary, despite headwinds impacting our entire industry, we've been able to significantly grow our revenues year-over-year and sequentially, with strong margins. We're adapting to the challenges ahead by utilizing our internal engineering capabilities to lessen the impact of global supply issues on the business, increase production, and accelerate commercialization and sales of unique and valuable technologies, we're protected on them by more than 180 patents. Although there remain global challenges, we intend to continue the business on the investments we've made, honoring our made in America commitment, and participating in the 5G revolution now underway.

All this supports our view that 2022 is going to be the year of the largest growth of COMSovereign. We are beating our competitors on growth during a very difficult time, and it's on me. I wish I hadn't given you my optimistic approach back in the first quarter, but I'm telling you, it's slid in right and it's going to happen. I want to thank everyone for their support. Thanks for joining us today. Have a great week.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

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ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com